Exhibit 77G(a):  Defaults on Senior Securities

PG&E National Energy Group, Inc.
10.375% Senior Notes due 5/16/11
Cusip 69334TAC2

Amount Held:
Series 2 (Dodge & Cox Balanced Fund) - $25,000,000
Series 3 (Dodge & Cox Income Fund) - $17,980,000

(1) Nature of Default: Default of a separate credit arrangement of the issuer caused a cross-default of the above-referenced holding. Principal amount, as well as matured interest, are in default.
(2) Date of Default: 11/14/02
(3) Amount of default per $1,000 face amount:
Principal -  $1,000
Interest -  $52
(4) Total amount of default as of 12/31/02:
Series 2 (D&C Balanced Fund):
   Principal - $25,000,000
   Matured Interest - $1,296,875
   Additional Accrued Interest - $355,469
Series 3 (D&C Income Fund):
   Principal - $17,980,000
   Matured Interest - $932,713
   Additonal Accrued Interest - $255,653